Exhibit 1.1

Execution Version

ERP OPERATING LIMITED PARTNERSHIP

(an Illinois limited partnership)

$500,000,000 2.850% Notes due 2026

TERMS AGREEMENT

Dated: October 4, 2016

To:	ERP Operating Limited Partnership

c/o Equity Residential

Two North Riverside Plaza

Chicago, Illinois 60606

Attention: Mark Parrell

Ladies and Gentlemen:

We (the “Representatives”) understand that ERP Operating Limited Partnership, an Illinois limited partnership (“ERP”), proposes to issue and sell $500,000,000 aggregate principal amount of 2.850% Notes due 2026 (the “Underwritten Securities”). Subject to the terms and conditions set forth or incorporated by reference herein, the Underwriters named below (the “Underwriters”) severally, and not jointly, agree to purchase the respective amounts of the Underwritten Securities set forth below opposite their respective names, at the purchase price set forth below.

Underwriter	Aggregate Principal Amount of Underwritten Securities to be Purchased

Deutsche Bank Securities Inc.	$76,250,000
RBC Capital Markets, LLC	$76,250,000
UBS Securities LLC	$76,250,000
Barclays Capital Inc.	$76,250,000
PNC Capital Markets LLC	$27,500,000
Regions Securities LLC	$27,500,000
Scotia Capital (USA) Inc.	$27,500,000
SunTrust Robinson Humphrey, Inc.	$27,500,000
U.S. Bancorp Investments, Inc.	$27,500,000
BB&T Capital Markets, a division of BB&T Securities, LLC	$14,375,000
BBVA Securities Inc.	$14,375,000
Fifth Third Securities, Inc.	$14,375,000
SMBC Nikko Securities America, Inc.	$14,375,000

Total	$500,000,000

The Underwritten Securities shall have the following terms:

Title:	2.850% Notes due 2026

Principal Amount to be Issued:	$500,000,000 aggregate principal amount

Currency:	U.S. Dollars

Expected Ratings:	• Baa1 by Moody’s Investors Service, Inc. • A- by Standard & Poor’s Ratings Services • A- by Fitch Ratings Services

Form:	Registered book-entry form

Price to Public:	99.341% of the principal amount

Purchase Price:	98.691% of the principal amount

Stated Maturity Date:	November 1, 2026

Interest Rate:	2.850% per annum

Interest Payment Date:	Interest on the Underwritten Securities will be payable semi-annually in arrears, on May 1 and November 1 of each year beginning May 1, 2017.

Record Dates:	The close of business on the April 15 and October 15 preceding the applicable Interest Payment Date

Redemption:	Prior to August 1, 2026, ERP may redeem the Underwritten Securities, at any time, in whole or, from time to time, in part, at the election of ERP, at a redemption price equal to the sum of (i) the principal amount of the Underwritten Securities being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as defined in the Prospectus, including the Reinvestment Rate set forth below), if any, with respect to the Underwritten Securities. On or after August 1, 2026, ERP may redeem the Underwritten Securities, at any time, in whole, or, from time to time, in part, at the election of ERP at a redemption price equal to 100% of the principal amount of the Underwritten Securities being redeemed plus accrued interest thereon to the redemption date. Notice of any optional redemption of any Underwritten Securities will be given to holders at their addresses, as shown in the security register, not more than 45 nor less than 15 days

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prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Underwritten Securities held by such persons to be redeemed.

Reinvestment Rate:	“Reinvestment Rate” means 0.20% plus the yield under the heading “Week Ending” published in the most recent Statistical Release (as defined in the Prospectus) under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

Sinking Fund Requirements:	None

Listing:	None

Delayed Contracts:	Not authorized

Restrictive Covenants:	The covenants set forth in the Indenture, dated as of October 1, 1994, between ERP and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.) (as successor to J.P. Morgan Trust Company, National Association, as successor to Bank One Trust Company, NA, as successor to The First National Bank of Chicago) (the “Trustee”), as amended by the First Supplemental Indenture, dated as of September 9, 2004, between ERP and the Trustee, by the Second Supplemental Indenture, dated as of August 23, 2006, between ERP and the Trustee, by the Third Supplemental Indenture, dated as of June 4, 2007, between ERP and the Trustee, by the Fourth Supplemental Indenture, dated as of December 12, 2011, between ERP and the Trustee, and by the Fifth Supplemental Indenture, dated as of February 1, 2016, between ERP and the Trustee (as so amended and as may be further amended and supplemented from time to time, the “Indenture”).

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Settlement Date, Time and Place:	Delivery of documents on October 12, 2016, at 10:00 a.m. New York City time at the offices of Morrison & Foerster LLP; 2000 Pennsylvania Avenue, NW, Suite 6000, Washington, DC 20006-1888; delivery of funds on October 12, 2016, in accordance with DTC procedures for the Underwritten Securities.

Address for Notices to Underwriters:

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

Facsimile: (212) 469-7875

Attention: Debt Capital Markets Syndicate Desk

RBC Capital Markets, LLC

Three World Financial Center

200 Vesey Street, 10th Floor

New York, New York 10281

UBS Securities LLC

1285 Avenue of the Americas

New York, NY 10019

Attention: Fixed Income Syndicate

Phone: (203) 719-1088

Facsimile: (203) 719-0495

Barclays Capital Inc.

745 Seventh Avenue

New York, New York 10019

Attention: Syndicate Registration

Facsimile: (646) 834-8133

All the provisions contained in the document attached as Annex A hereto entitled “ERP Operating Limited Partnership—Debt Securities—Standard Underwriting Provisions” dated October 4, 2016 (the “Standard Underwriting Provisions”) are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

For purposes of this transaction, the term “Time of Sale” as used in the Standard Underwriting Provisions and this Terms Agreement shall mean 3:35 p.m. on the date hereof.

The Time of Sale Information for this transaction shall constitute the following: (1) any scheduled Issuer Free Writing Prospectuses attached as Annex B hereto, (2) the Preliminary Prospectus Supplement dated October 4, 2016, together with the Base Prospectus and (3) any filing under the 1934 Act which is deemed incorporated by reference in the Registration Statement, the Preliminary Prospectus Supplement or the Base Prospectus.

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This Agreement supersedes all prior agreements and understandings (whether written or oral) between ERP and the several Underwriters, or any of them, with respect to the offer and sale of the Underwritten Securities.

[SIGNATURE PAGE APPEARS NEXT]

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Please accept this offer no later than 6 p.m. (New York City time) on October 4, 2016, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Jared Birnbaum
	Name:	Jared Birnbaum
	Title:	Managing Director
Debt Capital Markets Coverage – Corporate

By:	/s/ John C. McCabe
	Name:	John C. McCabe
	Title:	Managing Director
Deutsche Bank Securities Inc.

RBC CAPITAL MARKETS, LLC

By:	/s/ Scott G. Primrose
	Name:	Scott G. Primrose
	Title:	Authorized Signatory

UBS SECURITIES LLC

By:	/s/ Christopher Forshner
	Name:	Christopher Forshner
	Title:	Managing Director
UBS Securities LLC

By:	/s/ Prath Reddy
	Name:	Prath Reddy
	Title:	Associate Director
UBS Securities LLC

BARCLAYS CAPITAL INC.

By:	/s/ Pamela Kendall
	Name:	Pamela Kendall
	Title:	Director

Acting on behalf of themselves and the other named Underwriters

Accepted:

ERP OPERATING LIMITED PARTNERSHIP

By:	EQUITY RESIDENTIAL, not individually but as General Partner

	By:	/s/ Robert Garechana
		Name:	Robert Garechana
		Title:	SVP - Treasurer

Annex A

ERP Operating Limited Partnership

Debt Securities

Standard Underwriting Provisions

Annex B

Issuer Free Writing Prospectus

PRICING TERM SHEET

2.850% Notes due 2026

Issuer:	ERP Operating Limited Partnership

Security:	2.850% Notes due 2026

Anticipated Ratings:	Baa1 by Moody’s Investors Service, Inc. A- by Standard & Poor’s Ratings Services A- by Fitch Ratings Services

Principal Amount Offered:	$500,000,000

Trade Date:	October 4, 2016

Settlement Date:	October 12, 2016 (T+5)

Maturity Date:	November 1, 2026

Coupon:	2.850%

Interest Payment Dates:	Payable semiannually on May 1 and November 1, commencing May 1, 2017

Price to Public:	99.341%

Benchmark Treasury:	1.500% due August 15, 2026

Benchmark Treasury Yield:	98-13 // 1.676%

Spread to Benchmark Treasury:	+125 bps

Re-Offer Yield:	2.926%

Make-Whole Call:	Treasury rate plus 20 basis points

Optional Redemption:	Issuer may redeem at any time in whole or, from time to time in part, at a redemption price equal to the sum of (i) the principal amount being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as described in the Prospectus), if any; provided, that if the notes are redeemed on or after August 1, 2026, the redemption price will not include the Make-Whole Amount.

Net Proceeds:	$493,455,000

Day Count Convention:	30 / 360

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	26884ABF9 / US26884ABF93

Joint Book-Running Managers:	Barclays Capital Inc. Deutsche Bank Securities Inc. RBC Capital Markets, LLC UBS Securities LLC

Senior Co-Managers:	PNC Capital Markets LLC Regions Securities LLC Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC BBVA Securities Inc. Fifth Third Securities, Inc. SMBC Nikko Securities America, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc. at 1-888-603-5847 or barclaysprospectus@broadridge.com; or by calling Deutsche Bank Securities Inc. at 1-800-503-4611; or by contacting RBC Capital Markets, LLC at 200 Vesey Street, 8th Floor, New York, NY 10281, toll-free number: (866) 375-6829; or by calling UBS Securities LLC at 1-888-827-7275.